Exhibit 10.9
AGREEMENT FOR PURCHASE AND SALE
     THIS AGREEMENT FOR PURCHASE AND SALE (this “Agreement”) is made and entered into as of the Effective Date (defined below), between ELBERTA HOLDINGS, LLC, an Alabama limited liability company (“Seller”), and VISION BANK, an Alabama banking corporation (“Buyer”).
WITNESSETH:
     In consideration of the mutual covenants and provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:
     1. Description of Property. Seller hereby agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, in accordance with the terms and subject to the conditions contained in this Agreement, certain real property located at 24989 State Street (US Highway 98), Elberta, Alabama 36720, in Baldwin County, Alabama and 13027 Main Street, Elberta, Alabama 36720, in Baldwin County, Alabama, each more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with all buildings and improvements located thereon, and all real property rights and easements appurtenant thereto, including Seller’s rights in any roads, roadways or vacated streets or alleys (collectively, the “Property”).
     2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Eight Hundred Eighty Thousand Dollars ($880,000.00). The Purchase Price, subject to the adjustments, credits, and prorations required by this Agreement, shall be paid by Buyer to Seller at Closing by cashier’s or bank check or by federal wire transfer of immediately available funds.
     3. Buyer’s Inspection Contingency. For a period of sixty (60) days from the Effective Date (the “Inspection Period”), Buyer and its agents and representatives shall have the right to conduct inspections and examinations regarding the physical condition of the Property and the status of title and survey matters for the Property. Buyer and its agents and representatives shall be permitted to enter upon the Property to conduct such boundary surveys, soil tests, environmental assessment audits, and other related tests, investigations, and examinations of the Property as Buyer may desire. Buyer may likewise perform an investigation of the legal and financial aspects of the Property, including, without limitation confirmation of the land use and zoning classifications applicable to the Property, the lack of any material violations of applicable ordinances to the Property, the existence and availability of all required permits, licenses and approvals for Buyer’s operation of the Property as a banking facility (“Intended Use”), and a review of the Lease(s) (defined in Schedule 1) and all contracts and agreement affecting the Property. Buyer’s physical inspection rights are subject to the following conditions and requirements: (i) Buyer shall not cause any material injury to the Property, and (ii) Buyer shall pay all costs and expenses incurred in connection with its inspections and reports. Buyer hereby agrees to indemnify and hold harmless Seller from any loss, damage, claim, expense or cost which Seller may incur as a result of Buyer’s physical inspections. Seller shall cooperate with Buyer, at no expense to Seller, in Buyer’s performance of its investigations, including, without limitation, signing such authorizations and other documents as are reasonably required to permit Buyer to exercise fully its rights under this subsection.

     The results of the foregoing physical inspections and investigations of the Property shall be utilized by Buyer to determine whether the Property is, in Buyer’s sole judgment and estimation, satisfactory to Buyer. If Buyer, for any reason or for no reason whatsoever, is not satisfied with the results of the foregoing inspections and investigations, Buyer may cancel this Agreement and shall so notify Seller in writing prior to the expiration of the Inspection Period, whereupon this Agreement shall automatically terminate and be null and void.
     BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY IN ITS “AS IS, WHERE IS” CONDITION AND WITHOUT ANY WARRANTY, REPRESENTATION, GUARANTY, PROMISE OR INDUCEMENT, EXPRESS OR IMPLIED, BY SELLER OR ANY REPRESENTATIVE, AGENT, OFFICER OR EMPLOYEE OF SELLER, AS TO THE PROPERTY, INCLUDING BUT NOT LIMITED TO, (i) THE PROPERTY’S PHYSICAL AND ENVIRONMENTAL CONDITION, (ii) THE SUITABILITY OF THE PROPERTY FOR ANY USE OR PURPOSE WHATSOEVER, INCLUDING THE INTENDED USE, (iii) THE PROPERTY’S COMPLIANCE WITH ANY APPLICABLE LAW, RULE, ORDER OR OTHER GOVERNMENTAL REGULATION, OR (iv) THE SIZE, DIMENSIONS, PROFITABILITY OR OTHER SUCH MATTERS RELATING TO THE OWNERSHIP OR OPERATION OF THE PROPERTY.
     4. Seller’s Deliveries. Seller agrees to deliver to Buyer true and complete copies of the materials described on Schedule 1 hereof (the “Seller’s Deliveries”), to the extent these materials exist and are in Seller’s possession, within five (5) days of the Effective Date.
     5. Title and Survey.
     a. Title Commitment. Within twenty (20) days after the Effective Date, Seller shall obtain and deliver to Buyer and its counsel a title insurance commitment showing that Seller owns fee simple title to the Property (the “Title Commitment”), together with complete copies of all title exception documents listed therein, issued by a title agent and title underwriting company chosen by Seller and reasonably acceptable to Buyer (the “Title Company”), wherein the Title Company shall commit to issue to Buyer at Closing an owner’s policy of title insurance in the total amount of the Purchase Price insuring fee simple title to the Property, subject only to the following “Permitted Exceptions”:
     i. Governmental building, zoning and land use regulations affecting the development, occupancy, use or enjoyment of the Property;
     ii. Ad valorem real property taxes and assessments for the year of Closing, and subsequent years, that are not yet due and payable; and
     iii. Easements, covenants, conditions and agreements of record affecting the Property and reasonably acceptable to Buyer.
     At Closing, Seller shall pay the title premium, title agent’s closing charges, title update fees and other related search and title examination fees and charges of the Title Company or its agent in connection with the issuance of the title insurance policy.

     b. Survey. Buyer, at its sole cost and expense and within sixty (60) days after the Effective Date, may have a survey of the Property prepared by a surveyor licensed in the State of Alabama (the “Survey”). The Survey shall be prepared in accordance with minimum technical standards for land surveying in the State of Alabama, shall be prepared with reference to the Title Commitment, shall locate all easements benefiting or burdening the Property and matters appearing on the Title Commitment, and shall be certified to Seller, Buyer, the Title Company and the Title Company’s agent.
     c. Defects and Cure. The Title Commitment and the Survey are collectively referred to as the “Title Evidence.” If the Title Evidence discloses, with respect to the Survey, any material encroachment onto or off of either the Property or any easement benefiting or burdening the Property, or, with respect to the Title Commitment, any matters other than Permitted Exceptions or mortgages or monetary liens to be discharged by Seller at or prior to Closing, Buyer shall notify Seller in writing within ten (10) days of Buyer’s receipt of the Title Commitment or the Survey specifying the defects shown thereby (the “Defects”), and Seller shall have ten (10) days from the date of Buyer’s notice of the Defects to respond to Buyer with Seller’s intention to correct or cure the Defects or with Seller’s intention not to cure the Defects. If Seller elects to cure the Defects, it shall have until the date that is ten (10) days prior to the date of Closing within which to use good faith, diligent efforts to cure the Defects. If Seller elects not to cure the Defects or fails to cure and remove all Defects within ten (10) days prior to the date of Closing, this Agreement may be terminated at Buyer’s election by written notice given to Seller within five (5) days of Buyer’s receipt of notice that Seller will not cure Defects or five (5) days prior to the date of Closing in the event of Seller’s failure to cure whereupon this Agreement shall automatically terminate and be null and void, or Buyer may, at its sole election by written notice, proceed to close this transaction notwithstanding any Defects and without offset or deduction in the Purchase Price, in which event such Defects shall become Permitted Exceptions and shall be waived by Buyer for all purposes.
     d. Title Updates. The Title Commitment shall be updated immediately prior to Closing and shall show no additional exceptions or liens other than the Permitted Exceptions. In the event the updated title commitment shows new or additional exceptions to title, the same procedure for clearing defects in title set forth above shall apply.
     e. UCC Lien Search. Within the Inspection Period, Buyer may obtain at its expense: (i) a UCC-11 search of any and all liens filed against or with respect to the Property with the Office of the Alabama Secretary of State/Alabama Secured Transactions Registry, and (ii) a search of judgment and tax liens against Seller filed with the Office of the Alabama Secretary of State (collectively, the “Lien Searches”). Any liens disclosed by the Lien Searches shall be satisfied by Seller at or prior to Closing.
     6. Representations and Warranties.
     a. Seller. Seller hereby represents, warrants and covenants to Buyer as follows:
     i. Seller is a limited liability company duly organized, validly existing and active in status under the laws of the State of Alabama.
     ii. The execution, delivery and performance of this Agreement by Seller, the execution and delivery of the documents and instruments delivered or to be delivered pursuant hereto by or on behalf of Seller, and the consummation of the transaction contemplated hereby have been or will be duly authorized by Seller.
     iii. Except as disclosed in Exhibit B attached hereto and incorporated herein by reference, to the best of Seller’s knowledge, the Property does not contain, the Property has not been used in any manner for the storage of, nor has activity upon the Property produced, any hazardous or toxic waste, materials, discharge, deposit, dumping or contamination, whether of soil, ground water or otherwise. The Property does not contain underground tanks of any type or any materials containing or producing any polychlorinated biphenyls or any asbestos. There are no surface or subsurface conditions which constitute or, with the passage of time, may constitute a public or private nuisance.
     iv. Other than the Lease(s) in effect on the Effective Date, there are no contracts or agreements to which Seller is a party, which may adversely affect the Property or the closing of the sale under this Agreement, or which are not terminable on thirty (30) days notice, or which may be binding upon the Property or Buyer after the Closing.
     v. Seller has received no written or verbal notice from any governmental authority or agency concerning any existing and uncorrected building, environmental, zoning or safety violation pursuant to applicable statutes, codes or regulations affecting the Property.
     vi. All sales tax and use tax required to be paid or collected by Seller in the operation of the Property, and any interest and penalties thereon, have been collected and paid to, and all tax returns required in connection therewith have been filed with, the appropriate governmental authority for all time periods prior to the Effective Date and will be filed as of Closing.
     vii. There is no litigation pending or, to the best of Seller’s knowledge, threatened which does or will materially or adversely affect the Property, and there are no actions or proceedings pending or, to the best of Seller’s knowledge, threatened against Seller before any court or administrative agency which do or will materially or adversely affect the Property.
     Seller’s warranties under this Section 6.a. shall survive Closing for a period of one (1) year.
     b. Buyer. Buyer hereby represents, warrants and covenants to Seller as follows:
     i. Buyer is a corporation, duly organized, validly existing and active in status under the laws of the State of Alabama; and
     ii. The execution and delivery of this Agreement by Buyer and the consummation of the transaction contemplated hereby have been or will be duly authorized by Buyer.
     7. Conditions to Closing. In addition to all other contingencies contemplated by this Agreement, all obligations of Buyer under this Agreement are subject to the fulfillment of each of the following conditions at or prior to Closing unless specifically waived in writing by Buyer:
     a. On or before the Closing, Buyer shall have approved the condition of the Property, as acceptable for Buyer’s Intended Use.
     b. Buyer shall have completed and consummated the merger and/or acquisition of shares with Vision Bancshares, Inc., an Alabama corporation (the “Merger”), and notice of fulfillment of this condition is provided to Seller.
     If each and every of these conditions are not satisfied at Closing, Buyer may elect, upon written notice to Seller, to either (i) waive such conditions as may be unsatisfied, (ii) cancel this Agreement, whereupon all rights and liabilities arising hereunder shall automatically terminate or (iii) extend the date of Closing pursuant to Section 8 below.
     8. Closing and Transfer of Title.
     a. Closing. Subject to applicable curative periods and satisfaction of the conditions to closing set out in this Agreement, the parties hereto agree to close this purchase and sale thirty (30) days after the closing of the Merger (or such earlier or later date as may be mutually agreed upon in writing by Seller and Buyer), at the offices of the Title Company, or such other place as may be mutually agreed upon by Seller and Buyer, or by overnight delivery of documents and funds to the Title Company or to a closing agent mutually agreed upon by Buyer and Seller (the “Closing”). Exclusive possession of the Property shall be delivered to Buyer at Closing. To the extent the conditions and contingencies to Closing set out in this Agreement are met and Buyer is ready and able to close earlier than as provided in this Section 8.a., Buyer agrees to notify Seller and to agree on an earlier date for Closing.
     b. Seller’s Documents. At Closing, Seller shall execute, acknowledge and deliver, as appropriate, to Buyer, the following instruments, items and documents:
     i. A special warranty deed conveying fee simple title to the Property to Buyer, free and clear of all encumbrances other than the Permitted Exceptions;
     ii. An affidavit stating either that there have been no improvements made to the Property during the ninety (90) days immediately preceding the Closing or, if there have been any such improvements, that all lienors in connection with such improvements have been paid in full;
     iii. An affidavit in compliance with the Foreign Investment in Real Property Tax Act of 1980, as amended, stating under penalty of perjury that the Seller is not a foreign person;
     iv. An assignment of the Seller’s right, title and interest under the Lease(s);

     v. Keys to all entrance doors and to all equipment, storage and utility rooms located on the Property; and
     vi. Such other documents or instruments as Buyer or the Title Company reasonably may request in order to consummate the transaction intended by this Agreement.
     c. Buyer’s Documents. At Closing, Buyer shall deliver the Purchase Price, subject to the adjustments and prorations set out in this Agreement, and shall execute, acknowledge and deliver, as appropriate, to Seller such documents or instruments as Seller or the Title Company reasonably may request in order to consummate the transaction intended by this Agreement.
     ~~9. Prorations of Taxes. All real estate taxes shall be prorated between Seller and Buyer as of 12:01 a.m. the date of Closing. If the amount of taxes for the year of Closing has not been determined as of the date of Closing, such taxes shall be prorated on the basis of the prior year’s gross taxes, with known changes, if any. Certified, confirmed or ratified special assessment liens as of the date of Closing shall be paid by Seller. The cash payment due to Seller at Closing shall be increased or decreased as may be required by the proration of the foregoing items. If the actual amount of taxes assessed on the Property for the year of Closing (“Taxes”) varies from the prior year’s gross taxes on which prorations under this Section 9 were calculated, by an amount in excess of five percent (5%), the Taxes shall be re-prorated using the actual amount assessed on the Property and payments made by or to the parties at Closing shall be adjusted in accordance with the re-proration. Within ten (10) days of any required re-proration of Taxes, Seller shall pay Buyer the additional amount required for payment of Taxes or Buyer shall pay Seller the excess of Taxes credited to Buyer at Closing, as applicable. The provisions of this Section shall survive Closing.~~ /s/ WEB /s/ JDS
     10. Risk of Loss; Condemnation.
     a. Risk of Loss. The risk of loss or damage to the Property by flood, casualty or otherwise (except condemnation, which is provided for below), prior to Closing, is assumed by Seller. If damage does occur to the Property and the cost of restoration does not exceed one and one-half percent (1.5%) of the Purchase Price, Seller shall be obligated to restore the Property to the condition immediately preceding the casualty, at its sole expense, and Closing shall proceed under this Agreement. If the required restoration is not complete by Closing, Seller shall pay the cost of restoration to Buyer at Closing. If the cost of restoration exceeds one and one-half percent (1.5%) of the Purchase Price, then Seller shall have the right, but not the obligation, to restore the Property to substantially the condition existing immediately prior to the casualty at its sole expense, and the Closing may be extended by Seller for up to sixty (60) days to permit time for such repairs. If Seller is unable to restore the Property within such 60-day period, or elects not to restore the Property, it shall notify Buyer of such fact and Buyer may elect to either (i) cancel this Agreement, whereupon all rights and liabilities arising hereunder shall automatically terminate, or (ii) close this transaction, in which event Seller shall assign to Buyer at Closing all of Seller’s right, title and interest, if any, in and to any insurance proceeds payable to Seller or for Seller’s benefit (less any proceeds that may have been used in restoring the Property prior to Closing) and Buyer shall receive a credit at Closing for the amount of any applicable insurance deductibles.

     b. Condemnation. If between the Effective Date and Closing any portion of the Property is taken or is made subject to condemnation, eminent domain or other governmental or quasi-governmental acquisition proceedings, then the following provisions shall apply. In the event Seller receives a written notice from any governmental or quasi-governmental authority with powers of eminent domain to the effect that a condemnation of any portion or all of the Property is pending or contemplated, Seller shall notify Buyer within five (5) days of the receipt of such notice. If the proposed or pending condemnation is one that could be reasonably expected to render the Property not usable for the Intended Use, including, without limitation, reductions in parking requirements, floor-area ratio requirements and impervious surface area requirements, or affect access to the Property from a dedicated public street or roadway, then Buyer may, within five (5) days after receipt of such notice, cancel this Agreement and this Agreement shall terminate, whereupon neither party shall have any further rights or obligations under this Agreement. In the event that Buyer shall not elect to terminate this Agreement, then this Agreement shall remain in full force and effect, and Seller shall be entitled to all monies received or collected by Seller by reason of such condemnation prior to Closing. In such event, the transaction contemplated by this Agreement shall close in accordance with the terms and conditions of this Agreement except that there will be a decrease in the Purchase Price equal to the amount of the award or proceeds paid to the Seller at or prior to Closing by reason of the condemnation. If, however, Seller has not received any proceeds by reason of such condemnation prior to Closing and if Buyer does not elect to terminate this Agreement as aforesaid, then the Closing shall take place as herein provided without decrease in the Purchase Price, and Seller shall assign and transfer to Buyer at the Closing by written instrument all of Seller’s right, title and interest in any condemnation awards.
     11. Defaults.
     a. Buyer’s Default. In the event that Seller is ready, willing and able to perform in accordance with this Agreement, and Buyer is obligated under the terms of this Agreement to consummate the transaction evidenced by this Agreement but fails to consummate this Agreement, pay the Purchase Price and take title, then Seller may either (i) terminate this Agreement upon notice to Buyer, whereupon Buyer shall immediately reimburse Seller for Seller’s actual and reasonable out-of-pocket costs (including, without limitation, attorneys fees) expended in connection with this transaction, or (ii) seek specific performance of this Agreement without thereby waiving Seller’s right to subsequently elect to exercise its remedy to cancel this Agreement under item (i) above. These shall be the sole remedies of Seller in the event of Buyer’s default.
     b. Seller’s Default. If Seller defaults in its obligations under this Agreement, including, without limitation, Seller’s failure or refusal to convey the Property to Buyer, or otherwise breaches this Agreement, then Buyer may either (i) terminate this Agreement upon notice to Seller, whereupon Seller shall immediately reimburse Buyer for Buyer’s actual and reasonable out-of-pocket costs (including, without limitation, attorneys fees) expended in connection with this transaction, or (ii) seek specific performance of this Agreement without thereby waiving Buyer’s right to subsequently elect to exercise its remedy to cancel this Agreement under item (i) above. These shall be the sole remedies of Buyer in the event of Seller’s default.
     12. Brokers. Buyer and Seller each represent and warrant to the other that it has not dealt with, consulted or contacted any real estate broker, agent or finder in connection with or in bringing about the sale of the Property to Buyer. Each party hereby agrees to defend, indemnify and hold the other harmless of and from any and all claims, expense, cost, damage, loss and liability arising out of a breach of the foregoing representation, warranty and covenant by the defaulting party. This Section 12 shall survive the Closing and the termination of this Agreement.
     13. Assignment. Absent prior written consent of Seller, not to be unreasonably withheld or delayed, Buyer shall not have the right to assign this Agreement except to an entity in which Buyer or the owners of Buyer have an ownership interest. Upon completion of the Merger and upon notice from Buyer to Seller, this Agreement shall be automatically assigned to an entity owned by Buyer or acquired by Buyer in connection with the Merger. This Agreement and all the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns.
     14. Notices. All notices hereunder or required by law shall be in writing, and shall be deemed properly delivered when (i) personally delivered, (ii) one (1) business day after being placed in the possession of a nationally recognized overnight courier service (such as Federal Express), (iii) three (3) business days after being deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iv) sent by facsimile providing a transmission receipt evidencing a complete transmission prior to 5:00 p.m. eastern time on a regular business day, addressed to the parties hereto at their respective addresses set forth below or as they may hereafter specify by written notice delivered in accordance herewith:

BUYER:	Vision Bank Attn: William E. Blackmon PO Box 4649 Gulf Shores, AL 36547-4649 Telecopier: (251) 967-4213 Telephone: (251) 968-1001

SELLER:	Elberta Holdings, LLC Attn: Attn: J. Daniel Sizemore 501 South McKenzie Street Foley, Alabama 36535 Telecopier: (251) 928-4513 Telephone: (251) 928-3177
     15. Closing Expenses. Seller shall pay the cost of the title insurance policy pursuant to Section 5, above. Buyer shall pay all costs related to the recording of the deed. Each party shall pay its own attorneys’ fees.
     16. Duties of The Title Company. [Intentionally omitted].
     17. Seller’s Operation of the Property. From the Effective Date through Closing:
     a. Seller will operate the Property and perform its material obligations under the Lease(s) and any existing contracts and agreements affecting the Property.

     b. Seller will not enter into any lease, contract or agreement that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable at will or contracts approved in writing by Buyer.
     c. Seller shall maintain the Property, including all landscaping, substantially in its present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Property during Seller’s period of ownership. Seller will not remove any personal property or fixtures from the Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed personal property item or fixture.
     d. Seller will keep in full force and effect all existing fire, casualty, liability and extended coverage and other insurance policies which are presently in effect for the Property, or any portion of the Property.
     18. Prorations of Revenues and Expenses.
     a. Rents and Lease Related Income. All rents and other fees and charges payable under the Lease(s) in effect as of Closing, and all other items of income, and all items of expense, with respect to the Property, whether or not the foregoing are due, have been billed, or have been collected as of the date of Closing, shall be prorated between Seller and Buyer as of the date of Closing. If any of said rents, fees, charges or other items of income have not been collected or are past due at the time of Closing for a period not in excess of three (3) month(s), Buyer, at its cost, agrees to use good faith efforts to collect such sums on Seller’s behalf (with all sums collected by Buyer to be applied first to current rents) and shall remit same to Seller promptly following collection, but in no event shall Buyer be obligated to institute legal proceedings to collect the same. With respect to any arrearages in such rents, charges, fees, or incomes for a period in excess of three (3) month(s), Seller hereby irrevocably waives its right to seek payment of such sums from the tenants. Buyer shall receive a credit at Closing for the amount of the security deposits held by Seller under the Lease(s) and all rent under the Lease(s) paid more than one month in advance.
     b. Proration of Other Income and Expenses. The following items shall be apportioned at Closing and as of 12:01 a.m. the date of Closing: (i) any applicable tangible personal property taxes assessed against the Property, and (ii) fees for transferable licenses and permits, if any. All utilities shall be transferred from Seller to Buyer as of the date of Closing. Seller shall be entitled to receive all income in respect of the Property and shall be obligated to pay all expenses in respect of the Property for all time periods prior to the date of Closing, and Buyer shall be entitled to receive all such income and shall be obligated to pay all such expenses from and after the date of Closing. If on the date of Closing the tangible personal property tax bill is not available for then current year, the taxes shall be apportioned based upon the tax bill for the next preceding year, but such taxes shall be readjusted as soon as the tax bill for the current year is available.
     c. Leasing Expenses. Any lease commissions or tenant improvement costs which are incurred by Seller in connection with any existing Lease(s) as of the date of Closing shall be Seller’s responsibility.

     d. Estimates. All items which are not subject to an exact determination shall be estimated by the parties or shall be prorated between the parties when the exact amounts become known. As each item so estimated becomes capable of exact determination after the Closing, the party in possession of the facts necessary to make the determination shall send the other party a detailed report on the exact determination so made, and the parties shall adjust the prior estimate within ten (10) days after both parties have received said reports. Either party will be entitled, at its own expense, to audit the records supporting the determination made. All prorations shall be made as of 12:01 a.m. the date of the Closing.
     e. Survival. All of the provisions of this Section 18 shall survive the Closing for a period of one (1) year.
     19. Miscellaneous Provisions.
     a. Gender. Words of any gender used in this Agreement shall be held and construed to include any other gender; any words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.
     b. Attorneys’ Fees. If either party commences an action against the other to enforce any of the terms of this Agreement or because of the breach by either party of any of the terms hereof, the losing or defaulting party shall pay to the prevailing party its reasonable attorneys’ fees, costs, and expenses incurred in connection with the prosecution or defense of such action. The term “prevailing party” means the party obtaining substantially the relief sought, whether in mediation, by compromise or settlement, or through judgment, decree or order obtained at trial, on appeal, or in any administrative or bankruptcy proceedings. The provisions of this subsection shall survive the Closing and the cancellation or termination of this Agreement.
     c. Captions. The captions in this Agreement are inserted only for the purpose of convenient reference and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof.
     d. Construction. No provisions of this Agreement shall be construed by any court or other judicial authority against any party hereto by reason of such party being deemed to have drafted or structured such provisions.
     e. Entire Agreement. This Agreement constitutes the entire contract between the parties hereto and supersedes all prior understandings, if any, there being no other oral or written promises, conditions, representations, understandings, or terms of any kind as conditions or inducements to the execution hereof and none have been relied upon by either party. Any subsequent conditions, representations, warranties, or agreements shall not be valid and binding upon the parties unless in writing and signed by both parties.
     f. Recording. The parties agree that this Agreement shall not be recorded in the public records.
     g. Time of Essence. Time is of the essence of this transaction and each and every provision of this Agreement. Any reference herein to time periods of less than five (5) days shall in the computation thereof exclude Saturdays, Sundays and legal holidays, and any time period provided for herein which shall begin or end on a Saturday, Sunday or legal holiday shall extend to 5:00 PM eastern time of the next full business day. In computing periods of time, the Effective Date of this Agreement shall not be counted.
     h. Original Document. This Agreement shall be executed by both parties in counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same Agreement. Receipt by a party of a signed facsimile of a counterpart of this Agreement shall be deemed receipt of an original, and no other party shall raise the Statute of Frauds as a defense to such party’s signature delivered by facsimile. Without limiting the effectiveness of any such signed facsimile, the parties agree to exchange original executed counterparts of this Agreement upon request.
     i. Governing Law. This Agreement shall be construed, and the rights and obligations of Seller and Buyer hereunder shall be determined, in accordance with the laws of the State of Alabama.
     j. Non-Merger. In addition to any specific language of non-merger found in certain sections of this Agreement, any provision hereof which by its terms or by reasonable construction and interpretation would be performed after the Closing shall survive the Closing and shall not merge in the Closing or in the deed, except as specifically provided to the contrary herein.
     k. Effect. This Agreement shall not be effective unless and until fully executed by Buyer and Seller. The “Effective Date” shall be the date when the last one of the Buyer and Seller has executed this Agreement.
     20. Internal Revenue Code Section 1031 Exchange. Buyer or Seller may structure the purchase of the Property as a tax deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code (an “Exchange”). The parties agree to cooperate reasonably to effect the Exchange; provided, however, that: (a) the non-exchanging party shall not be required to contract for, acquire or take title to any exchange property; (b) the non-exchanging party shall not be required to incur any expense or liability in connection with the Exchange, including, without limitation, any obligation for the payment of any escrow, title, intermediary, exchange, brokerage or attorneys’ fees or other costs incurred with respect to the Exchange or payable directly as a result of the Exchange; (c) no substitution of any qualified intermediary for a party shall release that party from its obligations set forth in the Agreement; (d) the exchanging party shall identify to the non-exchanging party and to the closing agent and the Title Company for the sale and purchase under the Agreement, prior to Closing the identity of the exchangor or qualified intermediary effecting and participating in the Exchange and all information necessary to effect the Exchange; (e) the exchanging party shall be responsible for the preparation of any and all agreements, documents and escrow instructions (collectively, “Exchange Documents”) required for the Exchange, at its sole cost and expense; (f) the exchanging party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and any other considerations relating to the proposed Exchange, the Exchange Documents and the transactions contemplated thereby; and (g) the non-exchanging party shall in no event be responsible for, or be deemed to make any representations as to the tax or other consequences of the exchange transaction arising by reason of its cooperation and performance of the Exchange or its execution of any Exchange Documents.

     21. WAIVER OF JURY TRIAL. BUYER AND SELLER WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, THE SUBJECT MATTER OF THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EACH PARTY, AND EACH PARTY HEREBY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY, NOR ANY PERSON OR ENTITY ACTING ON BEHALF OF THE OTHER PARTY, HAS MADE ANY REPRESENTATIONS OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EACH PARTY ACKNOWLEDGES TO THE OTHER THAT IT HAS READ AND UNDERSTANDS THE MEANING AND EFFECT OF THIS WAIVER PROVISION.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.

ELBERTA HOLDINGS, LLC, an Alabama limited liability company
Date: 3/26/07	By:	/s/ J. Daniel Sizemore
		Name:	J. Daniel Sizemore
		Title:	Managing Member
“SELLER”

/s/ James R. Owen Jr.
James R. Owen Jr. — Managing Member

/s/ Richard L Edwards
Richard L. Edwards — Managing Member

VISION BANK, an Alabama banking corporation
Date: 3/26/07	By:	/s/ William E. Blackmon
		Name:	William E. Blackmon
		Title:	Regional President
“BUYER”

EXHIBIT A
Legal Description of Property
Lots 6 and 7, Block 11, in the Village of Elberta, Baldwin County, Alabama according to the plat thereof recorded in the office of the Judge of Probate of Baldwin County in Map Book 1, page 21.
LESS AND EXCEPT THE FOLLOWING:
Beginning at the Southwest corner of Lot 7, Block II of the Village of Elberta, Baldwin County, Alabama, as found recorded in Map Book 01, Page 21 in the office of the Judge of Probate of Baldwin County, Alabama; Thence North 00°01’17” East, 54.31 feet to a set re-bar and cap; Thence North 89°36’30” East, 40.14 feet to a set re-bar and cap; Thence South 00°04’37” East, 54.36 feet to a crimp top iron pipe and the North right-of-way of U.S. Highway 98 (A.K.A. State Street); Thence along said right-of-way South 89°40’22” West, 40.23 feet to the Point of Beginning and containing 0.05 Acre, more or less and being a part of said Lot 7, Block II of the Village of Elberta, Baldwin County, Alabama.

EXHIBIT B
Phase II Environmental Assessment

SCHEDULE 1
Seller’s Deliveries
Note: Unless otherwise defined herein, all capitalized terms used in this Schedule 1 shall have the meanings ascribed to them in the Agreement.
a.	A copy of Seller’s title insurance policy covering the Property;

b.	All existing surveys on the Property, including any and all as-built surveys;

c.	Any and all environmental reports and studies for the Property;

d.	Any appraisals of the Property;

e.	Any and all permits, licenses or approvals issued by governmental agencies, affecting the Property or its use and operation, including, but not limited to, certificates of occupancy, occupational permits, or zoning and land use variances;

f.	Any property or structural inspection reports performed on the Property;

g.	Any land use and zoning confirmation letters issued by governmental authorities for the Property;

h.	Any and all service contracts or agreements affecting the Property, maintenance of the Property or Seller’s operation of the Property;

i.	A rent roll of all leases and other tenancies and other occupancies, whether written or oral, affecting all or any portion of the Property (“Lease(s)”), setting forth the names of the tenants (each a “Tenant”), the spaces affected, the rents, the terms (including any options to renew), the security deposits required by the Lease(s), if any, and any special concessions, prepaid rent, options to purchase or rights of first refusal, or exclusive use rights (the “Rent Roll”). The Rent Roll shall be attached to the Agreement as Schedule 1.i. and incorporated therein by reference;

j.	All of the Lease(s), lease files, and copies of correspondence between Seller and the Tenants; and

k.	Access to the Property and to all mechanical, equipment and storage rooms.